Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Home Solutions of America, Inc. (the "Company") on Form S-3 of our report dated March 14, 2003, except for Note 13, as to which the date is March 21, 2003, on our audit of the financial statements of the Company as of December 31, 2002, and for the year then ended, which report is included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002 and our report dated January 21, 2003 on our audit of the financial statements of P.W. Stephens, Inc. as of December 31, 2001 and 2000, and for the years then ended, which report is included in the Company's Form 8-K/A filed on February 14, 2003.  We also consent to the use of Corbin & Company, LLP's name as it appears under the caption "Experts."

/s/ CORBIN & COMPANY, LLP

Corbin & Company, LLP
Irvine, California
March 5, 2004